Filed pursuant to Rule 424(b)(3)
Registration No. 333-82110

Prospectus Supplement
(to prospectus filed February 15, 2002)

IMPCO Technologies, Inc.

2,300,000 Shares of Common Stock

This Prospectus Supplement, together with the Prospectus listed above, relates to the offer and sale of up to 2,300,000 shares of our common stock by the selling stockholders. These shares may be offered and sold from time to time by the selling stockholders specified in the Prospectus or their successors in interest.

The table captioned “Selling Stockholders” commencing on page 14 of the Prospectus is hereby amended to reflect the following changes:

	Securities Owned Prior to this Offering(1)
Name and Address of Selling Stockholder	Common Stock	Shares of Common Stock Underlying Warrants	Percent(2)	Shares of Common Stock Offered by this Prospectus(2)	Securities Owned After this Offering(3)
Frederick Berdon Defined Benefit Pension Plan Trust, dated January 1, 1994, c/o Frederick Berdon, Trustee(5)	17,777	1,778	*	19,555	0

*	Less than 1%.
(1)	Based upon 12,593,694 shares of common stock outstanding on January 31, 2002.
(2)	Includes common stock issuable upon exercise of all warrants listed in the table.
(3)	Assumes the sale by each selling stockholder of all shares of common stock offered by this prospectus.
(5)
Frederick Berdon was listed as a selling stockholder in the prospectus dated February 15, 2002 with respect to an aggregate of 19,555 shares of Common Stock, and transferred such shares by gift to the current selling stockholder set forth herein. As an affiliate of a broker-dealer, the selling stockholder purchased the securities being registered hereby in the ordinary course of business and, at the time of the purchase of such securities, had no agreements, either directly or indirectly, with any person to distribute such securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 23, 2002